Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

BIOMX INC.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	9,164,968	(1)	$0.32	(5)	$2,932,789.76	$147.60 per million	$432.88
	Equity	Series X Preferred Stock, par value $0.0001	457(i)	256,887	(2)	-	(6)	$-	-	-
	Equity	Common Stock underlying the Series X Preferred Stock	457(c)	256,887,000	(2)	$0.32	(5)	$82,203,840		$12,133.29
	Equity	Merger Warrants and Landlord Warrants	457(i)	2,416,497	(3)	-	(6)	-	-	-
	Equity	Common Stock underlying the Merger Warrants and Landlord Warrants	457(c)	2,146,497		$5.32	(7)	$11,419,364		$1,685.50
	Equity	PIPE Warrants and Placement Agent Warrants	457(i)	117,732,309	(4)	-	(6)	-	-	-
	Equity	Common stock underlying the PIPE Warrants and Placement Agent Warrants	457(c)	117,732,309		$0.55	(8)	$64,752,770		$9,557.51
Fees Previously Paid
	Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts									$161,308,764
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due									$23,809.18

(1)	Represents up to 9,164,968 shares of Common Stock currently outstanding.
(2)	Represents the maximum number of shares of Series X Preferred Stock, each convertible for 1,000 shares of Common Stock being registered for resale.
(3)	Represents the maximum number of Merger Warrants and Landlord Warrants being registered for resale, each with an exercise price of $5.00.
(4)	Represents the maximum number of PIPE Warrants and Placement Agent Warrants being registered for resale, each with an exercise price of $0.2311.
(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock as reported on The NYSE American on April 22, 2024 of $0.32 per share.
(6)	No additional consideration will be received upon conversion of the Series X Preferred Stock and therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Series X Preferred Stock and the Warrants, including the exercise price of the Warrants, has been allocated to the underlying Common Stock included in the registration fee.
(7)	Pursuant to Rules 457(c) and 457(i) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum offering price per unit is the sum of the average of the high and low prices of the Common Stock as reported on The NYSE American on April 22, 2024 ($0.32) and the exercise price of the Merger Warrants and Landlord Warrants ($5.00).
(8)	Pursuant to Rules 457(c) and 457(i) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum offering price per unit is the sum of the average of the high and low prices of the Common Stock as reported on The NYSE American on April 22, 2024 ($0.32) and the exercise price of the PIPE Warrants and Placement Agent Warrants ($0.2311).